EXHIBIT 99.1

                                  NEWS RELEASE

  Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666


                                    Contact:         Investors:
                                                     Stephen C. Forsyth
                                                     203-969-0666 ext. 425
                                                     stephen.forsyth@hexcel.com
                                                     --------------------------

                                                     Media:
                                                     Michael W. Bacal
                                                     203-969-0666 ext. 426
                                                     michael.bacal@hexcel.com
                                                     ------------------------

   HEXCEL ENTERS INTO AN AGREEMENT TO SELL ITS BELLINGHAM INTERIORS BUSINESS
                          TO BRITAX INTERNATIONAL PLC


STAMFORD, CT, April 3, 2000 - Hexcel Corporation (NYSE/PCX: HXL) and Britax International plc today announced that they have entered into a definitive agreement whereby Britax will purchase Hexcel's Bellingham aircraft interiors business for $116.9 million. The purchase price will be paid in cash. This transaction has resulted from Hexcel's previously announced strategic review of its Engineered Products business.

Mr. John J. Lee, Hexcel's Chairman & CEO commented: "This transaction is part of our ongoing efforts to optimize our business portfolio, and focus on Hexcel's advanced materials technologies. The net proceeds from the transaction will be used to further reduce the company's debt. We continue to evaluate strategic alternatives for the Kent business within our Engineered Products business segment. The sale of the Bellingham business is subject to customary closing conditions and is expected to be completed in the second quarter."

Hexcel's Bellingham business is a leader in the design, engineering and manufacture of commercial aircraft interior components and systems for OEM and airline refurbishment applications. Its products include the innovative stowage bin shelf extension kit that increases passenger carry-on luggage capacity on existing aircraft and consequently speeds gate operations for airlines. The Bellingham business had 1999 revenues of $69.1 million and EBITDA of $8.5 million.

Hexcel acquired the Bellingham business as part of its 1996 acquisition of Ciba Geigy's worldwide composites business. The business employs approximately 325 people. Credit Suisse First Boston acted as Hexcel's financial advisor on the transaction. Lazard acted as financial advisors to Britax International, plc.

                                                                 * * *

Hexcel Corporation is the world's leading advanced structural materials company. It designs, manufactures and markets lightweight, high reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, and industrial applications.

Britax International plc is a design led manufacturing and marketing company with worldwide interests in aircraft interior systems, rear vision systems, child care safety systems and specialized vehicle systems.

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                    DISCLAIMER ON FORWARD LOOKING STATEMENTS

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This press  release  contains  statements  that are forward  looking,  including
statements   relating  to  Hexcel's  mix  of  application  markets  and  product technologies, and its plans and timing of a strategic review of the options for its engineered products business. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances.

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